Exhibit 99.1

Party City Regains Compliance with NYSE Continued Listing Standards

ELMSFORD, N.Y., July 7, 2020 — Party City Holdco Inc. (the “Company” or “PRTY”; NYSE:PRTY) today announced that it received written notification from the New York Stock Exchange (the “NYSE”) that it has regained compliance with the NYSE continued listing standards.

Brad Weston, Chief Executive Officer, stated, “We are pleased to have regained compliance with all NYSE listing requirements. We remain focused on our strategic plan, including initiatives underway to support our financial strength and establish Party City as the destination of choice for all things celebration.”

As previously disclosed, on April 9, 2020, the Company received formal notice from the NYSE that it was not in compliance with the NYSE’s continued listing standards as a result of the average closing price of the Company’s common stock being less than $1.00 per share over a consecutive 30 trading-day period.

The Company regained compliance after its closing share price on June 30, 2020 and its average closing share price for the 30 trading-day period ending June 30, 2020 both exceeded $1.00. Accordingly, the Company has resumed compliance under the NYSE continued listing standard and the “.BC” indicator following the Company’s symbol “PRTY” will be removed by the NYSE.

About Party City

Party City Holdco Inc. is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include approximately 850 specialty retail party supply stores (including franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name www.partycity.com.

Contacts:

Investor Relations

ICR

Farah Soi and Rachel Schacter

203-682-8200

InvestorRelations@partycity.com

Media Relations

ICR

Brittany Fraser

203-682-8200

PartyCityPR@partycity.com